Exhibit 99.1

Immediate Release

SPARTAN MOTORS REPORTS SECOND QUARTER 2015 NET INCOME OF $1.2 MILLION

CHARLOTTE, Mich., August 5, 2015 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today reported operating results for the second quarter of 2015. The Company posted net income of $1.2 million, or $0.03 per share, on revenue of $144.8 million versus net income of $0.2 million, or $0.01 per share, in the second quarter of 2014. Results for the second quarter of 2015 include pre-tax restructuring expenses of $0.8 million in the Emergency Response (ER) segment and a charge of $1.1 million stemming from an agreement with the National Highway Traffic Safety Administration (NHTSA).

Second Quarter 2015 Overview

For the second quarter of 2015 compared to the second quarter of 2014:

●	Net sales of $144.8 million, up 25.1% from $115.8 million
●	Gross margin of 12.0% of sales versus 10.9%*
●	Operating income of $2.3 million versus operating income of approximately $31,000
●	Net income of $1.2 million, or $0.03 per share, versus net income of $0.2 million, or $0.01 per share
●	Cash balance of $20.6 million at June 30, 2015, up from $12.0 million at March 31, 2015
●	Order backlog increased to $262.7 million at June 30, 2015, from $243.7 million at December 31, 2014 and $246.7 million at June 30, 2014

(*Cost of goods sold for both periods includes certain engineering expenses that were previously classified as operating expenses. This classification change resulted in an increase in cost of goods sold totaling $2.4 million in the second quarter of 2015 and $2.0 million in the second quarter of 2014. There was no impact on operating income or net income for either period.)

Daryl Adams, Spartan’s Chief Executive Officer, stated, “We are pleased to report growth in revenue and operating profit in the second quarter of 2015. All three of our segments reported improved operating results compared to last year. Operating income for the second quarter totaled $2.3 million, including NHTSA settlement costs of $1.1 million and ER restructuring costs of $0.8 million. Even with these costs included in our results, the Company’s performance is moving in the right direction.

“Spartan’s top priority continues to be turning around the performance of the Emergency Response (ER) segment, especially ER Body operations, where we worked to eliminate production bottlenecks. There are more obstacles to be overcome, but we are making progress and starting to see a positive impact on operating results. The Delivery & Service Vehicles (DSV) and Specialty Chassis & Vehicles (SCV) segments reported higher revenue and operating income resulting from efforts to diversify their customer bases and product offerings. Moving forward, we will work to gain momentum as we implement operational initiatives throughout the Company, toward our goal of improved operating performance,” concluded Adams.

Second Quarter 2015 Segment Results:

Delivery & Service Vehicles (DSV)

(In thousands)	Second Quarter
	2015	2014	% Change
Delivery and Service Vehicles Revenue
Vehicles	$ 45,038	$ 44,639	0.9%
Aftermarket & Service	7,802	4,894	59.4%
Total revenue	$ 52,840	$ 49,533	6.7%
Operating income (loss)	$ 3,293	$ 1,683	95.7%

●

Total revenue increased to $52.8 million from $49.5 million in the second quarter of 2014, mainly due to higher aftermarket parts sales, which increased 59.4% to $7.8 million. Vehicle revenue was up slightly, as a favorable mix more than offset lower unit volume. DSV shipped 2,049 vehicles in the second quarter of 2015 compared to 2,336 vehicles in the second quarter of 2014. Truck body production was limited by chassis shortages that have negatively impacted the industry for several quarters. The timing of certain walk-in van orders also reduced production in the second quarter of 2015 compared to the prior year.

●

Operating profit was $3.3 million in the second quarter of 2015, up nearly 96% from the prior year. Higher aftermarket parts sales, a more favorable product mix and operating efficiency gains led to higher operating profit compared to the second quarter of 2014.

●	The DSV segment’s backlog at the end of the second quarter of 2015 stood at $88.5 million, compared to $60.6 million at the end of 2014.

Emergency Response (ER)

(In thousands)	Second Quarter
	2015	2014	% Change
Emergency Response
Revenue	$ 61,249	$ 42,118	45.4%
Operating income (loss)	$ (1,221)	$ (1,461)	16.4%

●

ER segment revenue increased 45.4% to $61.2 million due to higher volume more than offsetting a less favorable product mix. Second quarter 2015 revenue included 21 pumper units shipped to Sao Paulo, Brazil, near the end of the quarter, compared to 10 pumpers exported to Peru in the second quarter of 2014.

●

The operating loss in the ER segment narrowed to $1.2 million from a loss of $1.5 million in the second quarter of 2014. Improved operating performance for the segment resulted primarily from higher volume driving revenue growth, despite incurring $0.8 million in restructuring expenses and approximately $0.5 million in NHTSA settlement-related costs.

●	Backlog decreased to $148.8 million at June 30, 2015, compared to $160.7 million at December 31, 2014.

Specialty Chassis & Vehicles (SCV)

(In thousands)	Second Quarter
	2015	2014	% Change
Specialty Chassis & Vehicles Revenue
Motorhome & Bus	$ 19,714	$ 17,799	10.8%
Parts and Accessories	5,117	4,169	22.7%
Other Specialty Vehicle	5,904	2,176	171.3%
Total revenue	$ 30,735	$ 24,144	27.3%
Operating income	$ 1,991	$ 1,426	39.6%

●

The SCV segment reported higher revenue as all business units posted higher sales compared to the second quarter of 2014. Total segment revenue increased 27.3%, to $30.7 million from $24.1 million. Motorhome and bus chassis sales increased to $19.7 million from $17.8 million, as higher volume outweighed a less favorable product mix shift. Aftermarket Parts & Assemblies (APA) sales rose to $5.1 million from $4.2 million, while Other Specialty Vehicle revenue included the sale of 18 International Light Armored Vehicles (ILAVs) during the second quarter of 2015.

●

Operating income increased to $2.0 million in the second quarter of 2015 from $1.4 million. Contributing to operating income growth were higher APA sales, contract manufacturing and ILAV shipments, which more than offset approximately $0.5 million in NHTSA settlement-related costs and the negative impact of an adverse mix shift in motorhome chassis.

●	Backlog at June 30, 2015 totaled $25.4 million versus $22.4 million at December 31, 2014.

Financial Summary and Outlook

Lori Wade, Spartan’s Chief Financial Officer, commented, “Operating results for the second quarter of 2015 reflected revenue growth and greater operating efficiency in all three of our segments. Revenue growth was highest in the ER and SCV segments, while ongoing issues with chassis availability constrained DSV’s vehicle production. Higher revenue and efficiency gains more than offset the unfavorable impact of $1.9 million in non-recurring expenses.

“Our balance sheet at June 30 reflected progress in our efforts to reduce inventory and receivables. Reflecting these efforts, cash increased to $20.6 million, up from $12.0 million at March 31, 2015. We expect quarter-end cash balances of approximately $20 million for the rest of 2015, based on our current business outlook. Gross margin increased to 12.0% from 10.9% in the second quarter of 2014, due to the positive impact of revenue growth and gains in operating efficiency,” stated Wade.

Wade concluded, “Our outlook for 2015 is for further revenue growth in the third quarter, with mid- to upper-single-digit growth for the entire year. Financial performance in the third quarter of 2015 is expected to be similar to that of the second quarter of this year. We project a modest operating profit for 2015, including ER segment-related restructuring expenses, consistent with prior guidance.”

Conference Call, Webcast and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.” For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,600 associates at facilities in Michigan, Pennsylvania, South Dakota and Indiana. Spartan reported sales of $507 million in 2014 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Financial: Greg Salchow, Group Treasurer & Director of Investor Relations Spartan Motors, Inc. (517) 543-6400	Media: Russell Chick Corporate Director of Marketing Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	(Unaudited)
	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$20,597	$28,570
Accounts receivable, less allowance of $149 and $144	63,563	48,362
Inventories	69,943	71,163
Deferred income tax assets	7,799	7,799
Income taxes receivable	1,729	1,696
Other current assets	2,827	3,661
Total current assets	166,458	161,251

Property, plant and equipment, net	49,547	50,417
Goodwill	15,961	15,961
Intangible assets, net	8,545	8,958
Other assets	2,380	2,226
TOTAL ASSETS	$242,891	$238,813

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$30,517	$22,762
Accrued warranty	9,751	9,237
Accrued customer rebates	2,832	2,166
Accrued compensation and related taxes	9,067	8,226
Deposits from customers	10,005	11,524
Other current liabilities and accrued expenses	5,399	6,646
Current portion of long-term debt	61	59
Total current liabilities	67,632	60,620

Other non-current liabilities	2,454	2,365
Long-term debt, less current portion	5,171	5,202
Deferred income tax liabilities	2,008	2,008

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,276 and 34,094 outstanding	343	341
Additional paid in capital	76,135	75,695
Retained earnings	89,306	92,724
Total Spartan Motors, Inc. shareholders' equity	165,784	168,760
Non-controlling interest	(158)	(142)
Total shareholders' equity	165,626	168,618
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$242,891	$238,813

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Sales	$144,824	$115,795	$273,196	$243,754
Cost of products sold	127,263	103,152	243,765	220,082
Restructuring charge	119	-	455	-
Gross profit	17,442	12,643	28,976	23,672

Operating expenses:
Research and development	1,164	721	2,633	1,864
Selling, general and administrative	13,241	11,891	26,843	25,319
Restructuring charge	692	-	1,512	-
Total operating expenses	15,097	12,612	30,988	27,183

Operating income (loss)	2,345	31	(2,012)	(3,511)

Other income (expense):
Interest expense	(112)	(91)	(202)	(185)
Interest and other income	31	111	157	239
Total other income (expense)	(81)	20	(45)	54
Income (loss) before taxes	2,264	51	(2,057)	(3,457)

Taxes	1,088	(179)	(338)	(1,546)

Net Income (loss)	1,176	230	(1,719)	(1,911)

Less: net loss attributable to non-controlling interest	(1)	(17)	(16)	(18)

Net income (loss) attributable to Spartan Motors Inc.	$1,177	$247	$(1,703)	$(1,893)

Basic net earnings (loss) per share	$0.03	$0.01	$(0.05)	$(0.06)

Diluted net earnings (loss) per share	$0.03	$0.01	$(0.05)	$(0.06)

Basic weighted average common shares outstanding	34,280	34,446	33,767	33,842

Diluted weighted average common shares outstanding	34,281	34,450	33,767	33,842

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Three Months Ended June 30, 2015 (in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Chassis & Vehicles	Other	Consolidated
Emergency Response Vehicle Sales	$61,249	$-	$-	$-	$61,249
Utilimaster Vehicle Sales	-	45,038	-	-	45,038
Motorhome Chassis Sales	-	-	19,714	-	19,714
Other Specialty Vehicles	-	-	5,904	-	5,904
Aftermarket Parts and Assemblies	-	7,802	5,117	-	12,919
Total Sales	$61,249	$52,840	$30,735	$-	$144,824

Depreciation and Amortization Expense	$249	$894	$96	$567	$1,806
Operating Income (Loss)	(1,221)	3,293	1,991	(1,718)	2,345
Segment Assets	78,845	72,148	15,838	76,060	242,891

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Period End Backlog (amounts in thousands of dollars)
	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014
Emergency Response Vehicles*	$148,762	$157,486	$160,743	$155,968	$165,144

Delivery & Service Vehicles Backlog *	88,526	87,485	60,630	54,789	62,994

Motorhome Chassis *	23,196	13,980	16,436	20,972	15,761
Other Vehicles*	-	3,268	3,994	-	-
Aftermarket Parts and Assemblies	2,194	1,830	1,932	1,676	2,803
Total Specialty Chassis & Vehicles Backlog	25,390	19,078	22,362	22,648	18,564

Total Backlog	$262,678	$264,049	$243,735	$233,405	$246,702

* Anticipated time to fill backlog orders at June 30, 2015; 13 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 7 months or less for delivery and service vehicles; and 1 month or less for other products.